ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
CHURCHILL DOWNS INCORPORATED

                 Pursuant to the provisions of KRS 271B.10-060, Articles of Amendment to the Articles of Incorporation of Churchill Downs Incorporated (the “Corporation”) are hereby adopted:

        First:    The name of the corporation is Churchill Downs Incorporated.

        Second:     The text of the amendments adopted is:

A.	Article VIII of the Amended and Restated Articles of Incorporation of the Corporation is amended to read in its entirety as follows:

ARTICLE VIII

VOTING RIGHTS OF COMMON STOCK

                In stockholders’ meetings each holder of Common Stock shall be entitled to one vote for each share of Common Stock standing in his name on the books of the corporation. The presence in person or by proxy of the holders of a majority of the outstanding Common Stock of the corporation shall constitute a quorum at all stockholders’ meetings.

B.	Article X of the Amended and Restated Articles of Incorporation of the Corporation is amended to read in its entirety as follows:

ARTICLE X

DIRECTORS

                The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than nine (9) nor more than twenty-five (25) directors, the exact number of directors to be determined by affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors.

                At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting of the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

                Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article X unless expressly provided by such terms.

                Any director or the entire Board of Directors may be removed from office without cause by the affirmative vote of eighty percent (80%) of the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the corporation, voting together as a single class.

                Notwithstanding any other provision of these Articles or the bylaws of the corporation and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Articles or the bylaws of the corporation, the affirmative vote of the holders of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article X, unless such action has been previously approved by a three-fourths vote of the whole Board of Directors.

        Third:    The amendments do not provide for an exchange, reclassification, or cancellation of issued shares.

        Fourth:    The date the amendments were approved by the board of directors of the Corporation was March 13, 2003. The date the amendments were adopted by the shareholders of the corporation was June 19, 2003.

           Fifth:    At the June 19, 2003 Annual Meeting of Shareholders of Churchill Downs Incorporated, 13,168,489 shares of the Corporation’s common stock were outstanding and entitled to vote upon all matters presented to the meeting, including adoption of the amendments. No other voting groups exist. A total of 12,108,106 shares of the common stock of the Corporation were represented at the meeting and a total of 7,563,074 votes were cast for adoption of the amendments to the Amended and Restated Articles of Incorporation of the Corporation, which number is sufficient for approval of the amendments to the Amended and Restated Articles of Incorporation.

        IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Rebecca C. Reed, its Secretary, this 19th day of June, 2003.

CHURCHILL DOWNS INCORPORATED By: /s/ Rebecca C. Reed —————————————— Rebecca C. Reed Secretary